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                                                                   EXHIBIT NO. 2


                             AMENDMENT AGREEMENT

          AMENDMENT AGREEMENT, dated as of September 6, 1995, among Zurich Insurance Company, a corporation organized under the laws of Switzerland ("Zurich"), Insurance Partners, L.P., a Delaware limited partnership ("IP"), Insurance Partners Offshore (Bermuda), L.P., a Bermuda limited partnership ("IP Bermuda" and, together with IP, "Insurance Partners"), ZIP Acquisition Corp., a Delaware corporation ("ZIP"), and Kemper Corporation, a Delaware corporation (the "Company").

          WHEREAS, the parties have entered into an Agreement and Plan of Merger dated as of May 15, 1995 (the "Agreement");

          WHEREAS, the parties wish to amend certain provisions of the Agreement; and

          WHEREAS, Section 7.3 of the Agreement provides in relevant part that at any time prior to the Effective Time, the parties may modify or amend the Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

          NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, Zurich, Insurance Partners, ZIP and the Company hereby agree as follows:

          1. Terms not specifically defined herein shall have the meanings set forth in the Agreement.

          2. The parties agree that the Merger Consideration to be (i) received for each share of Common Stock and (ii) used in the calculation of the cash payment to holders of Company Stock Options and Phantom Stock Rights in the Merger shall be $49.80 without interest. Accordingly, all references in the Agreement to "$49.50 per share" shall be amended to read "$49.80 per share" for all intents and purposes under the Agreement.

          3. References in the Agreement to the ESOP Sale shall be deemed to be references to (i) a sale by KFC to the ESOP of approximately 96% of the Newco Common Stock for $71.4 million, (ii) the issuance of approximately 4% of the Newco Common Stock to the management of KSI,
     (iii) the issuance of Newco non-voting common stock to the management of KSI representing approximately a 1% common equity interest in Newco, (iv) the sale of approximately $30 million aggregate liquidation preference of Series A Exchangeable Preferred Stock of Newco (the "Newco Preferred Stock") by KFC to the Company as payment for intercompany indebtedness and (v) the distribution of approximately $30 million aggregate liquidation preference of Newco Preferred Stock by the Company to its


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     stockholders.  Each of the transactions in clauses (i) - (v) shall be effected pursuant to the terms and conditions set forth in Annex A attached hereto. In furtherance thereof, Schedule I of the Disclosure
     Schedule is amended and replaced in its entirety by Annex A attached hereto.

          4. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          5. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law principles thereof.



          IN WITNESS WHEREOF, each of Zurich, IP, IP Bermuda, ZIP and the Company has caused this agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.

                               ZURICH INSURANCE COMPANY

                         By:    /s/ROLF HUEPPI
                                --------------
                         Name:  Rolf Hueppi
                         Title: Chairman and Chief Executive Officer


                         By:    /s/KASPAR HOTZ
                                --------------
                         Name:  Kaspar Hotz
                         Title: General Counsel

                         INSURANCE PARTNERS, L.P.

                         By:  Insurance GenPar, L.P., its general partner

                         By:  Insurance GenPar MGP, L.P., its general
                              partner

                         By:  Insurance GenPar MGP, Inc., its general
                              partner

                         By:    /s/STEVEN B. GRUBER
                                -------------------
                         Name:  Steven B. Gruber
                         Title: Vice President and
                                Assistant Secretary





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                         INSURANCE PARTNERS OFFSHORE
                         (BERMUDA), L.P.

                         By:  Insurance GenPar (Bermuda), L.P.,
                              its general partner

                         By:  Insurance GenPar (Bermuda) MGP, L.P.,
                              its general partner

                         By:  Insurance GenPar (Bermuda) MGP, Ltd.,
                              its general partner

                         By:    /s/DANIEL DOCTOROFF
                                -------------------
                         Name:  Daniel Doctoroff
                         Title: Vice President and
                                Assistant Secretary

                         ZIP ACQUISITION CORP.

                         By:    /s/DANIEL DOCTOROFF
                                -------------------
                         Name:  Daniel Doctoroff
                         Title: Vice President

                         KEMPER CORPORATION

                         By:    /s/DAVID B. MATHIS
                                ------------------
                         Name:  David B. Mathis
                         Title: Chairman of the Board and
                                Chief Executive Officer





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